UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2011

CBIZ, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500 Cleveland, Ohio	44131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 216-447-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On February 10, 2011, the Board of CBIZ, Inc. (the “Company”) authorized the continuation of the Company’s Share Repurchase Program, which has been renewed annually for the past seven years. This authorization renews the 5 million share authorization currently in place which expires on March 31, 2011. The Board of Directors of the Company has authorized the purchase of up to 5 million additional shares of its outstanding common stock to be obtained in open market or privately negotiated purchases through March 31, 2012.

As of January 31, 2011, CBIZ had approximately 50.1 million shares of its common stock outstanding. CBIZ’s Board of Directors believes that the repurchase plan is a prudent use of the Company’s financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, from operating cash flow and by borrowing under its credit facility. This authorization allows such purchases to the extent permitted under the Company’s current or any future credit facility, without further amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBIZ, INC.

February 16, 2011

By:   /s/ Michael W. Gleespen
Name:   Michael W. Gleespen
Title:   Corporate Secretary

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